Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Amy Cozamanis	Laurie Berman
Chief Financial Officer and Chief Investment Officer	Investor/Analyst Information Financial Relations Board	General Information Financial Relations Board
Digital Realty Trust, Inc.	(310) 854-8314	(310) 854-8315
(415) 508-2849

DIGITAL REALTY TRUST, INC. ANNOUNCES CLOSING OF

TWO PROPERTY ACQUISITIONS

Company Diversifies Portfolio with Property Acquisitions in Philadelphia and St. Paul

Menlo Park, Calif. (March 29, 2005) – Digital Realty Trust (NYSE: DLR) announced today that it has completed the previously announced acquisition of two properties for a combined total purchase price of $74.6 million, including the assumption of $9.7 million of debt. The properties are located in Philadelphia, Pennsylvania and St. Paul, Minnesota.

The Philadelphia property, which comprises a total of 654,758 square feet, including 107,563 square feet of vacant space in shell condition available for re-development, was purchased for approximately $59.0 million at an initial year unleveraged cash cap rate of approximately 10.2%. The St. Paul property, which comprises 88,134 square feet, was purchased for approximately $15.6 million, including the assumption of $9.7 million of debt, at an initial year unleveraged cash cap rate of approximately 9.0%.

The Philadelphia property is a 15-story, multi tenant technology office building that is currently 75% leased, including space available for redevelopment. Excluding space available for redevelopment, the building is 91% occupied. The property provides the robust electrical and mechanical systems infrastructure, heavy floor loading and high ceilings required by its technical and medical tenants. The St. Paul property is a single story office and data center building that is currently 100% leased. The facility contains raised floor data center space and serves as a network operations center for the Midwest Independent Transmission System Operator (“MISO”). Between the two buildings, tenants with investment grade credit account for 81% of the properties’ net rent.

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2730 SAND HILL ROAD, SUITE 280

MENLO PARK, CA 94025

650-233-3600

Digital Realty Trust, Inc. Announces Closing of Two Property Acquisitions

March 29, 2005

“We are making great progress towards our property acquisition goals for 2005,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “The addition of these properties broadens our geographic reach, enhances the overall quality of our portfolio, and improves the credit quality of our tenant base. In Philadelphia, we have a good opportunity to lease up the redevelopment space for either data center or specialized laboratory use. The property will be especially appealing to potential tenants in the New York metropolitan area who are looking for data backup and disaster recovery facilities outside of New York City.”

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc., traded on the New York Stock Exchange under the ticker symbol “DLR”, owns, acquires, repositions and manages technology-related real estate. The Company’s 26 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 6.4 million net rentable square feet, Digital Realty Trust’s property portfolio is located throughout the United States, with one property located in London, England. For additional information, please visit the Company’s website at www.digitalrealtytrust.com.

This press release contains forward-looking statements, including statements related to the unleveraged cash cap rates of the Philadelphia and St. Paul properties and the lease-up opportunity in Philadelphia. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include adverse economic or real estate developments in our markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations, failure of acquired properties to perform as expected; failure to maintain the Company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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